Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Higher Earnings in the Second Quarter of Fiscal 2009

FOR IMMEDIATE RELEASE

Cincinnati, OH—January 20, 2009, Frisch’s Restaurants, Inc. (NYSE Alternext US: FRS) reported higher earnings for its 12-week fiscal second quarter ended December 16, 2008. Net earnings for the quarter increased 2.2% to $2,215,787 compared to $2,168,015 last year. Diluted earnings per share increased to $.43 per share, from $.41 per share last year. Sales declined a modest 0.2% to $69,093,061 from $69,213,384 for last year’s second quarter.

For the first half of fiscal 2009, sales were a record $158,974,692 rising 0.1% from $158,739,828 for the first half of last year. Earnings decreased 4.9% to $4,390,847 from $4,618,500. Diluted earnings per share declined to $.85 from $.88 last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants increased a modest 0.6% in the second quarter. The sluggish Midwest economy continues to drive down customer traffic in our restaurants.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 2.2% during the second quarter. The recession in the Midwest has had an even stronger negative impact on the sales of our Golden Corrals.”

One new Big Boy restaurant opened during the second quarter. No Golden Corral restaurants were opened during the second quarter. Frisch’s operates 35 Golden Corral restaurants and 89 company-owned Big Boy restaurants, and there are an additional 26 franchised Big Boy restaurants operated by licensees.

The lower earnings for the first half of the year can be attributed to higher food cost in the Big Boy restaurants and lower sales in the Golden Corral operations.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Twenty-eight weeks ended		Twelve weeks ended
	December 16, 2008	December 11, 2007	December 16, 2008	December 11, 2007
Sales	$158,975	$158,740	$69,093	$69,213

Cost of sales
Food and paper	57,747	55,952	24,473	24,355
Payroll and related	52,148	52,490	22,551	22,711
Other operating costs	35,870	35,559	15,431	15,198

	145,765	144,001	62,455	62,264

Gross profit	13,210	14,739	6,638	6,949

Administrative and advertising	7,746	7,830	3,308	3,483
Franchise fees and other revenue	(692)	(679)	(291)	(301)
Gains on sale of assets	(1,116)	(525)	—	—

Operating profit	7,272	8,113	3,621	3,767

Interest expense	1,087	1,320	499	578

Earnings before income tax	6,185	6,793	3,122	3,189

Income taxes	1,794	2,174	906	1,021

NET EARNINGS	$4,391	$4,619	$2,216	$2,168

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.86	$.90	$.43	$.42

Diluted net earnings per share	$.85	$.88	$.43	$.41

Diluted average shares outstanding	5,166	5,253	5,144	5,253

Depreciation included above	$7,265	$7,492	$3,180	$3,264

Opening expense included above	$531	$605	$202	$20

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	December 16, 2008	June 3, 2008
	(unaudited)
Assets
Current assets
Cash and equivalents	$332	$801
Receivables	1,449	1,448
Inventories	6,064	5,648
Other current assets	3,122	2,797

	10,967	10,694

Property and equipment	158,584	153,839

Other assets
Goodwill & other intangible assets	1,587	1,633
Property held for sale and land investments	2,743	3,870
Other	1,685	2,024

	6,015	7,527

	$175,566	$172,060

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$11,331	$10,281
Accrued expenses	10,867	10,675
Other	9,401	9,880

	31,599	30,836

Long-term obligations
Long-term debt	25,005	24,217
Other long-term obligations	5,686	6,292

	30,691	30,509

Shareholders' equity	113,276	110,715

	$175,566	$172,060